Exhibits 5.1 and 8.1
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                        SIDLEY AUSTIN BROWN & WOOD LLP
                               875 Third Avenue
                           New York, New York 10022
                           Telephone: (212) 906-2000
                           Facsimile: (212) 906-2021



                                               October 29, 2001


Credit Suisse First Boston Corporation
11 Madison Avenue
New York, New York  10010

Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007

Standard & Poor's Ratings Services,
  a division of The McGraw-Hill Companies, Inc.
55 Water Street - 41st Floor
New York, New York 10041


         Re: Credit Suisse First Boston Mortgage Securities Corp., CSFB Mortgage Pass-Through Certificates, Series 2001-S23
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Ladies and Gentlemen:

         We have acted as special counsel for Credit Suisse First Boston Mortgage Securities Corp., a Delaware corporation (the "Company"), in connection with the issuance of the CSFB Mortgage Pass-Through Certificates of the above-referenced Series (the "Certificates") pursuant to a Pooling and Servicing Agreement, dated as of October 1, 2001 (the "Pooling Agreement"), among the Company, as depositor (the "Depositor"), The Chase Manhattan Bank, as trustee (the "Trustee"), DLJ Mortgage Capital, Inc., as seller (the "Seller"), Vesta Servicing L.P., as a servicer and the special servicer and Wilshire Credit Corporation, as a servicer.

         The Certificates will consist of ten classes and will represent the entire beneficial ownership interest in a trust consisting primarily of a pool of conventional, fixed-rate mortgage loans (the "Mortgage Loans"), secured by first liens on one- to four-family residential properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

         We have examined such documents and records and made such investigations of such matters of law as we have deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.

         Based upon the foregoing, we are of the opinion that:

(i) The Pooling and Servicing Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company, in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

(ii) Assuming that the Certificates have been duly and validly executed and authenticated in the manner contemplated in the Agreement, when delivered and paid for by the purchasers thereof, the Certificates will be validly issued and outstanding and entitled to the benefits of the Agreement.

(iii) As of the Closing Date, each REMIC created pursuant to the Pooling and Servicing Agreement will qualify as a REMIC within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"), assuming (i) an election is made to treat the assets of each REMIC as a REMIC, (ii) compliance with the Pooling and Servicing Agreement, and (iii) compliance with changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder. The Regular Interest Certificates represent ownership of regular interests in the REMIC. The Class R Certificates represent ownership of the sole class of residual interest in each REMIC created pursuant to the Pooling and Servicing Agreement.

         The opinion set forth in paragraph iii is based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the documents relating to the transaction.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America, the corporate laws of the State of Delaware and the laws of the State of New York.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 8-K dated the date hereof.

                                     Very truly yours,


                                    /s/ SIDLEY AUSTIN BROWN & WOOD
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                                    SIDLEY AUSTIN BROWN & WOOD


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